Exhibit 23.1

Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

________________________________________________________________________

Itamar Borochov, President and Chief Executive Officer

Cannabics Pharmaceuticals Inc.

# 3 Bethesda Metro Center

Suite 700

Bethesda, MD 20814

Dear Mr. Borochov:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Cannabics Pharmaceuticals Inc. of our report dated December 7, 2016 relating to the financial statements of Cannabics Pharmaceuticals Inc. as of and for the years ended August 31, 2016 and 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC

Baltimore, Maryland

April 7, 2017